                               PURCHASE AGREEMENT


     CDC MPT+ Funds (the "Trust"), a business trust organized under the laws of the State of Delaware, and CDC Investment Management Corporation ("CDC Investments") hereby agree as follows:

     1. The Trust offers CDC Investments and CDC Investments hereby purchases 10,000 shares of beneficial interest of the Trust, (the "Shares"), consisting of
(a) 3,334 shares in the Trust's U.S. Core Equity Fund; (b) 3,333 shares in the Trust's Aggressive Equity Fund; and (c) 3,333 shares in the Trust's Global Independence Fund, at a price of $10.00 per Share (the "Initial Shares"). Each of the U.S. Core Equity Fund, the Aggressive Equity Fund and the Global Independence Fund is referred to herein as a "Fund". CDC Investments hereby acknowledges receipt of certificates representing the Initial Shares and the Trust hereby acknowledges receipt from CDC Investments of $100,000.00 in full payment for the Initial Shares.

     2. CDC Investments represents and warrants to the Trust that the Initial Shares are being acquired for investment purposes and not for the purpose of distributing them.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 20th day of April, 1999.

                                 CDC MPT+ FUNDS

                                 By:_______________________________________
                                 Name:
                                 Title:
ATTEST:

__________________________

                                 CDC INVESTMENT MANAGEMENT CORPORATION

                                 By:________________________________________
                                 Name:
                                 Title:
ATTEST:


__________________________